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                                                                   EXHIBIT 10.31


                          CENTENNIAL TECHNOLOGIES, INC.
                                  7 Lopez Road
                              Wilmington, MA 01887



Mr. Michael Hone
4 Fawn Run
Pittsford, New York 14534

         Re:      Employment Agreement

Dear Michael:

         On behalf of Centennial Technologies, Inc. (the "Company"), I am writing to confirm the terms and conditions of your employment with the Company:

         1. You are being hired to serve on a full-time basis as President and Chief Executive Officer of the Company, effective August 19, 1997. While employed by the Company, you will exercise such authority and perform such duties as are commensurate with the titles held. You and the Company may mutually agree upon a position description following the commencement of your employment. You will report to the Company's Board of Directors ("Board").

         2.       Your compensation will consist of the following:

                  (a) Your initial base salary will be $50,000 per year, payable in twelve (12) monthly installments. Such salary shall be subject to review and adjustment from time to time by the Board.

                  (b) You are entitled to a bonus calculated as follows. For the first twelve (12) months after the date you commence employment, you will be guaranteed a total bonus of $100,000, payable monthly in twelve (12) equal installments. By the end of the fiscal year 1998 (ending March 31, 1998), you will develop and propose a bonus plan for key executives, including yourself, to be considered by the Board which, if accepted by the Board, will be implemented in fiscal year 1999 (ending March 31, 1999).

                  (c) You will receive a signing bonus of $175,000, which will be paid as follows: on January 1, 1998 - $75,000 and on April 25, 1998 - $100,000.
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                  (d)      If your home located in Rochester, New York is sold
                           at a loss, which is defined as an amount below your original purchase price plus the documented costs of improvements, as a result of your relocation to Massachusetts for employment with the Company, the Company will provide you with a loan of an equivalent amount, but in no event to exceed $25,000, to be repaid in accordance with the terms to be negotiated between you and the Company.

                  (e) While employed as President and Chief Executive Officer, you will receive a monthly stipend of $1,000 for expenses associated with your position including, but not limited to, a car lease and social membership dues.

                  (f) You will receive a non-qualified stock option to purchase 925,000 shares of Common Stock of the Company, such options shall vest as follows: 33% of such shares shall vest on your first anniversary of employment with the Company and, provided you remain employed by the Company, 33% of the remaining shares will vest upon each of your next two anniversary dates with the Company. If your employment is terminated without cause at any time prior to your third anniversary of employment, such options shall vest for the full employment year in which the termination without cause occurs and you will have a period of three years from the date of any termination without cause at any time, to exercise such options. You may be eligible to receive such future stock option grants as the Board shall, from time to time, deem appropriate. Irrespective of this Agreement and except for the above provisions regarding vesting and exercise of options, all options will be governed by the terms and conditions set forth in the Company's 1994 Stock Option Plan (whether or not granted under such plan).

                  (g) The Company shall pay or reimburse you for all reasonable expenses you incur moving your household goods to the Boston Metropolitan area from the Rochester, New York area, including your reasonable travel expenses associated with the move.

                  (h) Because of the necessity to conserve the Company's cash resources in the initial periods of your employment, you and the Company agree that if you remain employed by the Company after April 30, 1998, the Company shall pay you a retention bonus of $450,000 on May 15, 2000. In the event your employment terminates after April 30, 1998 but before April 30, 2000, you will receive a retention payment on May 15, 2000 which is equal to the $450,000 reduced by $18,750 per month for
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                           each full month between your termination date and
                           April 30, 2000. Such payment shall be in addition to the base salary of $50,000 per year. You understand that the retention bonus shall be an unsecured obligation of the Company and you are willing to risk that the Company's financial position is such that it will be able to make the payment due on May 15, 2000.

         3. You will be elected to serve as a member of the Board at the first Board meeting following the commencement date of your employment with the Company.

         4. You will be entitled to participate in any and all bonus and benefit programs that the Company establishes and makes available to its employees for which you may be eligible under the particular plan documents or other eligibility requirements.

         5. You will be entitled to 4 weeks of vacation per year to be taken at such times as are consistent with the interests of the Company. The number of vacation days to which you are entitled in each year shall accrue at the rate of 1.6 days per month that you are employed during such year.

         6. You will be required to execute the enclosed Proprietary and Confidential Information Agreement and the Non-Competition and Non-Solicitation Agreement as a condition of employment. Also, you will be required to successfully pass a pre-employment drug test.

         7. You represent that you are not bound by any employment contracts, restrictive covenants or other restrictions preventing you from entering into employment with or carrying out your responsibilities for the Company.

         8. If you are discharged by the Company with or without cause during the first twelve months of employment with the Company, you will be entitled to the amount discussed in paragraphs 2(a), 2(c), 2(e), the retention payment calculated and paid in accordance with 2(h), the bonus described in paragraph 2(b) and medical/insurance benefits then in effect, for a period of twelve (12) months, subject only to no event arising during the 12-month period which would entitle the Company to terminate your employment pursuant to clause
(ii) of paragraph 9 if you were still employed by the Company. If you are discharged without cause after August 19, 1998, you will be entitled to the stipend referred to in paragraph 2(e), the retention payment calculated and paid in accordance with 2(h), the amount of $50,000 (equal to the annual base salary), the bonus under the bonus plan described in paragraph 2(b), payable in accordance with the terms of such plan, and, medical/insurance benefits, all of which (other than the retention payment under paragraph 2(h) and the bonus under the plan described in paragraph 2(b)) will be paid in twelve equal monthly installments, subject only to no event arising during the 12-month period which would entitle the Company to terminate
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your employment pursuant to clause (ii) of paragraph 9 if you were still employed by the Company. These severance payments would be in lieu of all other severance by the Company you might otherwise be entitled to and is conditioned upon the execution of a general release.

         9. As used herein, the discharge "for cause" shall mean (i) the material failure by you to perform any of your duties following receipt of written notice of such failure from the Board and following the expiration of a 60 day cure period following receipt of such notice, (ii) any breach by you of any of the terms of the Confidential Information Agreement and Non-Competition Agreement between you and the Company, (iii) any attempt by you to secure any improper personal profit in connection with the business of the Company or any of its subsidiaries, (iv) any failure by you to devote substantially your full working time to the affairs of the Company and its subsidiaries following receipt of written notice of such failure from the Board and following the expiration of a 60 day cure period following receipt of such notice, (v) the engaging by you in business other than the business of the Company and its subsidiaries, however, you are not prohibited from serving on the board of directors of up to two other businesses neither of which would be competitive with or related to the business of the Company, (vi) your conviction, or the entry of a pleading of guilty or nolo contendre by you to, any crime involving moral turpitude or any felony, and (vii) any willful and knowing act by you which constitutes willful or gross misconduct which is demonstrably and significantly injurious to the Company.

         10. The Company agrees to indemnify you and hold you harmless against all costs (including reasonable attorney's fees) which you may incur with respect to any claims, of any nature or description, relating to any acts or omissions by the Company, its employees, officers, directors, consultants, agents or contractors which relate to the Company and occurred prior to the commencement of your employment by the Company.

         11. This letter is not to be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company's policy of employment at will, allowing either you or the Company to remain free to terminate the employment relationship with or without cause at any time, subject, in the case of the Company, to the provisions of paragraph 8.

         12. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.
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         If the foregoing correctly sets forth our Agreement, would you please indicate by signing the enclosed copy of this letter in the space provided below and returning it to the Company

                                       Very truly yours,

                                       CENTENNIAL TECHNOLOGIES, INC.



                                       By:_________________________________
                                       Name:
                                       Title:


         The foregoing correctly sets forth the terms and conditions of my employment by Centennial Technologies, Inc., all of which are acceptable to me.



_________________________________
L. Michael Hone